Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Proxy Statement/Prospectus and Registration Statement on Pre-Effective Amendment No. 3 to Form S-4 (No. 333-153492) of MK Arizona Corp. of our report dated February 11, 2009 related to the financial statements of Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) as of December 31, 2008 and 2007, for the years ended December 31, 2008 and 2007 and for the period from January 17, 2006 (inception) to December 31, 2008, which appear in such Proxy Statement/Prospectus and Registration Statement. Our report contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Proxy Statement/Prospectus and Registration Statement.

/s/ Weiser LLP

New York, NY

March 6, 2009